Exhibit 21

SUBSIDIARIES OF REGISTRANT

Jurisdiction of
Name	Organization

AMREP Corporation (Registrant)	Oklahoma

American Republic Investment Co.	Delaware

AMREP Southwest Inc.	New Mexico

Outer Rim Investments, Inc.	New Mexico

Two Commerce LLC	Florida

AMREPCO Inc.	Colorado

Kable Media Services, Inc.	Delaware

Kable Distribution Services, Inc.	Delaware

Kable News International, Inc.	Delaware

Kable News Company, Inc.	Illinois

Kable Distribution Services of Canada, Ltd.	Ontario, Canada

Kable Product Services, Inc.	Delaware

Kable Specialty Packaging Services LLC	Delaware

Kable Staffing Resources LLC	Delaware

Palm Coast Data Holdco, Inc.	Delaware

Palm Coast Data LLC	Delaware

El Dorado Utilities, Inc.	New Mexico